UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007 (December 18, 2007)

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) As previously reported on a Current Report on Form 8-K dated October 24, 2007, Robert C. Sledd was elected to the Company’s Board of Directors effective November 1, 2007. At the time of his election, Mr. Sledd had not yet been named to any board committees. On December 18, 2007, the Board of Directors named Mr. Sledd to the Compensation & Benefits Committee and the Strategic Planning Committee of the Board of Directors.

(e) Under the Owens & Minor, Inc. 2005 Stock Incentive Plan (the “Plan”), the Compensation & Benefits Committee (“Committee”) of the Board of Directors is responsible for designating participants to whom incentive awards are made for annual incentive payments and for determining any goals or objectives on which such incentive awards are based.

On December 18, 2007, the Board of Directors, upon the recommendation of the Committee, approved the 2008 Incentive Program which designates teammates of the Company eligible to participate in the program and specifies the financial and operational goals on which awards will be based. Under the 2008 Incentive Program, corporate officers and certain other teammates are eligible to participate in the program, provided the teammate is an active employee on December 31, 2008 and the date the award is granted.

The target cash awards as a percentage of base salary for the senior corporate officers, including the named executive officers, are stated below:

Position	Target Cash Award As a % of Base Salary
President and CEO	75%
CFO/ SVP Operations/ SVP General Counsel/ SVP Business Development	50%
Other SVPs	40%

The financial and operational objectives for the 2008 Incentive Program are based on the following criteria with the designated weights attached to them:

Performance Goal	Weight
Company Net Revenue	25%
Company Net Income	50%
Company Return on Assets	25%
Total	100%

If the 2008 calendar year performance criteria are met, incentive awards will be approved by the Committee and the Board of Directors in the first quarter of 2009. Unless otherwise determined by the Committee, no incentive award will be made if 2008 net income is less than 2007 net income.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: December 19, 2007	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel and Corporate Secretary